Exhibit 10.52

CONFORMED COPY

111 Eighth Avenue
7th Floor
New York, NY 10011
212.624.3700 Phone

As of July 23, 2011

Greg Mason

c/o WebMD Health Corp.

111 Eighth Avenue, NY 10011-5201

Dear Greg:

The purpose of this letter is to amend the letter agreement between you and WebMD Health Corp. (“WebMD Health” or the “Company”) dated as of May 20, 2011 (the “Letter Agreement”) and to describe the material terms of equity grants made to you on July 23, 2011 (the “Date of Grant”).

1. Stock Options. On the Date of Grant, the Compensation Committee approved the grant to you of a non-qualified option (the “Option”) to purchase 75,000 shares of common stock of WebMD Health Corp. under the terms and conditions of the WebMD Health Corp. Amended and Restated 2005 Long Term Incentive Plan (the “Equity Plan”). The per share exercise price of the Option is the closing price of the common stock on July 22, 2011. The Option will have a term of ten (10) years, subject to earlier termination in the event of the termination of your employment. The Option shall vest and become exercisable, subject to your continued employment on the applicable dates as follows: 25% of the Option on each of the first, second, third and fourth anniversaries of the Date of Grant (full vesting occurring on the fourth anniversary of the Date of Grant). The Option shall be evidenced by and subject to the terms of the Company’s form of stock option agreement, which will be sent to you separately.

2. Restricted Stock. On the Date of Grant, the Compensation Committee approved the grant to you of 12,000 shares of restricted stock of WebMD Health (the “Shares”) under the terms of the Equity Plan. The Shares shall vest and the restrictions thereon lapse, subject to your continued employment on the applicable dates as follows: 25% of the Shares on each of the first, second, third and fourth anniversaries of the Date of Grant (full vesting occurring on the fourth anniversary of the Date of Grant). The Shares shall be evidenced by and subject to the terms of the Company’s form restricted stock agreement, which will be sent to you separately.

3. Termination of Employment.

The provisions of Section 9(b)(iii) of the Letter Agreement shall apply to the Option referred to in this letter in the same manner as they apply to the Option referred to in Section 4 of the Employment Agreement.

Defined terms will have the meaning ascribed to them in the Letter Agreement, unless separately defined herein. Except as set forth herein, the Letter Agreement remains in full force and effect.

Sincerely,

/s/ Douglas W. Wamsley
Douglas W. Wamsley
EVP-General Counsel

Agreed to:

/s/ Greg Mason	7/25/11
Greg Mason